Exhibit 10.54

KEY TERMS OF COMPENSATION ARRANGEMENTS FOR

NAMED EXECUTIVE OFFICERS FOR FISCAL 2009

The named executive officers of The Gymboree Corporation (the “Company”) each receive an annual salary, are eligible to participate in the Company’s annual Bonus Plan, equity compensation plan and 401K plan, and receive medical, dental and vision insurance benefits. They are also eligible for benefits under the Company’s Amended and Restated Management Change of Control Plan, including a payment equal to a multiple of annual compensation (as specified below), and benefits under the Company’s Amended and Restated Management Severance Plan, including a severance payment equal to 100% of base salary. Individual compensation terms for the Company’s 2009 fiscal year are set forth below.

Name and Principal Position	Base Salary	Target Bonus Payout*	Change of Control Multiple**
Matthew K. McCauley Chairman and CEO	$637,500	—	300%
Blair W. Lambert COO/CFO	$338,800	—	300%
Kip M. Garcia President	$374,000	—	300%
Marina Armstrong SVP, HR and Play & Music and Secretary	$338,800	—	300%
Lynda G. Gustafson VP, Corporate Controller	$207,000	40%	200%

*	Designated as a percentage of base salary. For fiscal 2009, based on the economic environment and the anticipated challenges to the Company’s business, management requested that participation in the annual Bonus Plan be suspended for Messrs. McCauley, Lambert and Garcia and Ms. Armstrong, and the Compensation Committee agreed. Incentive compensation for these senior executives for fiscal 2009 will consist solely of performance-based restricted stock.

**	Designated as a percentage of base salary and average bonus for prior three full fiscal years.